Exhibit 8.1
[CH&S Letterhead]
August 24, 2005
Sierra Pacific Resources
P.O. Box 10100
6100 Neil Road
Reno, Nevada 89511

Re:	Sierra Pacific Resources
Ladies and Gentlemen:
     This opinion is delivered in connection with a registration statement on Form S-4, File No. 333-127128, as amended (the “Registration Statement”), of Sierra Pacific Resources (the “Company”) relating to the registration of 65,749,110 shares of common stock, $1.00 par value (the “Common Stock”), issuable upon conversion of the Company’s 7 1/4% Convertible Notes due 2010 (the “Notes”) issued under the indenture dated February 14, 2003, between Sierra Pacific Resources and the Bank of New York, as Trustee (the “Indenture”) and common stock purchase rights (the “Rights”).
     In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

     The discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences” constitutes our opinion of the material federal income tax consequences to a holder of the Notes with respect to the conversion of Notes to shares of Common Stock as contemplated in the Registration Statement.
     We hereby consent to be named in the Registration Statement and in any amendments thereto as counsel for the Company, to the statements with reference to our firm made in the Registration Statement, and to the filing and use of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Choate, Hall & Stewart LLP CHOATE, HALL & STEWART LLP